Exhibit 10.b

[Form of] Performance Contingent Stock Option Award

The Executive Compensation Committee approved on [  ] a performance contingent stock option award which was granted on [  ]. The award approved by the ECC for you is [  ] performance contingent stock options.

Terms and Vesting

This award has a [  ] term and a minimum [  ] service vesting followed by a [  ] performance period. The single performance trigger to vest all options must be a stock price equal to or greater than [  ], to be based on the average of the high and low stock price for the day, for any 10 days within a 30 day trading period [  ]

•	During the [ ] year which ends on [ ], there is no opportunity to vest the grant regardless of GM’s stock price

•	Between years [ ], once the performance requirement is met, options are exercisable through [ ]

– After exercise, net shares must be held for [  ] years while an active employee; any shares may be sold in retirement

– If the performance trigger is not met by [  ] anniversary, the award will expire

As with any other incentive award, vesting and exercise of the performance contingent stock option is subject to the Conditions Precedent as stipulated in the GM 2007 Long-Term Incentive Plan.

The treatment of unexercised performance contingent stock options upon termination of employment is summarized below:

Event	Treatment of Unexercised Performance Contingent Stock Options

Voluntary employment termination (quit), involuntary termination (for cause), unpaid personal leave (other than short-term disability or Family Medical Leave Act [FMLA]), violation of Conditions Precedent	Any then unexercised options are forfeited in their entirety without regard to whether stock price performance trigger has been satisfied.

Retirement, Permanent Disability and Death	Must be an active employee on [ ]. Beginning [ ], grant will continue to remain outstanding and will become or remain exercisable if the performance requirement is or has been satisfied and will remain exercisable for the remaining term, as described above.

Mutually satisfactory release or involuntary termination (without cause)	Options that have not theretofore become exercisable will be forfeited. If exercisable at the time of separation, options will remain exercisable for the lesser of [ ] years or the remaining option term.

SEC Reporting Requirements

As with other stock options this award was reported immediately on a Form 4 and will be included in the 2009 proxy tables.

Award Subject to the Plan

This Award is issued under and subject to the provisions of the GM 2007 Long-Term Incentive Plan, as amended. Where the provisions of this Award expressly deviate from the terms of the Plan, the provisions of this Award shall be controlling.

Clawback Provision

If you terminate employment within [  ] after the date of exercise of the performance contingent stock options, and become employed by a competitor of the Corporation, you will pay to the Corporation an amount equal to any pre-tax gain from the exercise. This amount is due within 30 days following the start of employment with the competitor.

Please indicate your receipt of this term sheet by signing below and returning this to me.

Name	Date

Conditions Precedent: Vesting and delivery of any incentive plan awards and/or grants are subject to all of the GM 2007 Long-Term Incentive Plan terms, including the satisfaction of the following conditions precedent:

•	Continued service as an employee with General Motors (unless waived by the Executive Compensation Committee [ECC] of the General Motors Board of Directors)

•	Refrain from engaging in any activity which in the opinion of the ECC is competitive with any activity of General Motors Corporation or any subsidiary, and from acting in any way inimical or contrary to the best interests of General Motors Corporation (either prior to or after termination of employment)

•	Furnish as shall be reasonably requested information with respect to the satisfaction of conditions precedent (except following a Change in Control).